Exhibit 10.32

CONFIDENTIAL AGREEMENT AND RELEASE

This CONFIDENTIAL AGREEMENT AND RELEASE (“Agreement”) is made by and between Joseph E. Andrulis (“Employee”) and RF Monolithics, Inc. (“Company”).

WHEREAS, Employee’s employment with Company terminated effective August 29, 2008;

WHEREAS, RF Monolithics, Inc. wishes to provide Employee certain severance benefits under the terms and conditions set forth in this Agreement, provided that Employee signs and does not revoke this Agreement;

NOW, THEREFORE in full consideration of the covenants and agreements contained herein, the Parties agree as follows:

1. Termination of Employment. Employee’s employment with Company terminated effective August 29, 2008 (“Termination Date”).

2. Obligations of Company.

(a) Company shall pay to Employee $88,400.00, less applicable withholding and deductions, (“Severance Payment”), in approximately thirteen (13) equal biweekly installments on the Company’s normal payroll dates commencing on the first normal payroll date following the expiration of the revocation period contained in Section 10 of this Agreement and continuing until the entire Severance Payment is paid, provided that Employee signs and does not revoke this Agreement.

(b) The vesting period for any Restricted Stock Units or Stock Options that would have vested on or before August 31, 2009 shall be accelerated such that they will vest on the Employee’s Termination Date provided that Employee signs and does not revoke this Agreement.

(c) Company shall pay to Employee $898.00 per month which is an amount equal to the amount Company pays for Employee’s monthly medical insurance coverage, to assist Employee in paying for medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) (“COBRA Payments”), for a period of six (6) months immediately following Employees Termination Date, provided that Employee signs and does not revoke this Agreement and provided that Employee elects and continues to receive COBRA medical coverage during the six (6) month period. Company shall pay to Employee the COBRA Payments on the 25th day of the month beginning on the 25th day of the month following the expiration of the revocation period contained in Section 10 of this Agreement. If Employee does not elect COBRA medical coverage, Employee will not receive the COBRA Payments. If Employee ceases to receive COBRA medical coverage during the period in which he is to receive the COBRA Payments, Employee will not receive the COBRA Payments for the period of time Employee does not receive COBRA medical coverage.

(d) Employee understands that Employee will receive no other wage, bonus, commission, benefits, severance or similar payments from Company other than the amounts set forth in this Section 2. Employee acknowledges that the consideration set forth in Section 2 of this Agreement is in excess of any payments and benefits to which Employee would be entitled were it not for this Agreement. Employee further acknowledges that the consideration set forth in Section 2 of this Agreement is good, valuable and sufficient consideration.

3. Release of Claims.

(a) Employee, individually and on behalf of Employee’s spouse, heirs, successors and assigns, agrees not to sue and waives all claims and releases Company, its past, present and future, parents, subsidiaries, affiliates, divisions, successors, predecessors, and related companies, and each of the aforementioned entities’ past, present, and future shareholders, owners, investors, managers, principals, committees, administrators, sponsors, executors, trustees, partners, assigns, representatives, attorneys, directors, officers, fiduciaries, employees and agents; and any employee benefit plans maintained by Company, its past, present and future parents, subsidiaries, affiliates, divisions, successors and predecessors and the fiduciaries, consultants, agents and service providers of each such plan (collectively, the “Released Parties”) from and against all liability and damages related in any way to Employee’s employment with, or termination from, Company or any of its affiliates or to any acts or omissions relating to any matter prior to and including the date Employee signs this Agreement. This waiver and release includes, but is not limited to, all claims and causes of action for discrimination (based on sex, age or any other protected characteristic) and all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866; the Texas Commission on Human Rights Act; the Americans with Disabilities Act; the Older Workers Benefit Protection Act of 1990; the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Texas Labor Code; all state and federal statutes and regulations; all oral or written contract rights, including any rights under any Company incentive plan or program; and all rights under common or statutory law such as breach of contract, declaratory judgment, tort or personal injury of any sort.

(b) Employee understands that this Agreement also precludes Employee from recovering any relief as a result of any lawsuit, grievance or claims brought on Employee’s behalf provided that nothing in this Agreement will affect Employee’s entitlement, if any, to workers’ compensation or unemployment compensation. Additionally, nothing in this Agreement restricts Employee in any way from communications with, filing a charge or complaint with, or full cooperation in the investigations of, any governmental agency on matters within their jurisdictions or from cooperating with Company or Company-sponsored plans in any internal investigation. However, as stated above, this Agreement does prohibit Employee from recovering any relief, including monetary relief, as a result of the activities described in the immediately preceding sentence.

(c) Nothing in this Agreement restricts Employee in pursuing a claim for benefits to which Employee is entitled as a terminated employee under the terms of any employee benefit plan in which the Employee participates.

(d) Employee acknowledges and agrees that Employee has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

4. Return of Company Property. Employee warrants and represents that Employee has returned all property of the Released Parties in Employee’s possession, custody or control, including but not limited to all of such entities’ originals and copies of records or documents, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations, credit cards, membership cards, access cards or keys, access codes, passwords, identification badges, computers, software, telephones, electronic equipment, and customer and supplier lists and information.

5. Confidential Information/Competitive Activity, Non-Solicitation of Employees/Ideas, Inventions and Discoveries. The Confidential Information; Competitive Activity; and Ideas, Inventions and Discoveries provisions of the agreement Employee executed on December 3, 2004 (“Proprietary Agreement”) shall remain in full force and effect. The remainder of the Proprietary Agreement shall be null and void. Employee acknowledges and agrees that Employee received Confidential Information from Company during Employee’s employment, that Employee is bound not to use Company’s Confidential Information particularly in competition with Company, and that Employee’s agreement in the Confidential Information; Competitive Activity; and Ideas, Inventions and Discoveries provisions of the Proprietary Agreement were a material inducement to Company providing Confidential Information to Employee. Employee further acknowledges and agrees that, in addition to any other remedies Company may have at law or in equity for Employee’s breach of the Confidential Information; Competitive Activity; and Ideas, Inventions and Discoveries provisions of the Proprietary Agreement, Company is entitled to discontinue payment of the consideration set forth in Section 2 of this Agreement without notice. Notwithstanding the foregoing, this Section 5 shall not prohibit Employee from engaging in the discontinued services and software business of Aleier, Inc. as publicly disclosed in the Company’s SEC filings.

6. Cooperation. Employee agrees to cooperate fully and assist Company or any affiliates of Company in any litigation, claims, grievances, arbitrations, or disputes about which Employee has knowledge.

7. American Express Corporate Card. Employee agrees to pay Employee’s American Express Corporate Card bill on or before its due date. If Employee fails to do so and Company is required to pay the balance due, Employee understands and agrees that Company may deduct the balance due from the Severance Payment set forth in Section 2 of this Agreement. If the balance due is larger than the Severance Payment, Employee will owe to Company an amount equal to the balance due less the Severance Payment. Employee will repay Company within thirty (30) days of a demand by Company for payment.

8. Non-Disparagement. Employee agrees that Employee will not, directly or indirectly, (i) make any negative or derogatory comments, statements or the like about the Released Parties, or (ii) solicit from any third party, any comments, statements or the like that may be considered negative or derogatory or detrimental to the good name and business reputation of the Released Parties.

9. Advice to Consult Attorney. Employee understands that signing this Agreement is an important legal act. Company hereby advises Employee in writing to consult an attorney before signing this Agreement.

10. Timing. Employee acknowledges that Employee has at least forty-five (45) days from the day Employee received this Agreement to consider this Agreement, and that Employee must sign this Agreement and mail or deliver it to Company’s personnel office, 4441 Sigma Road, Dallas, Texas, 75244, attention Director of Human Resources, by the end of the forty-fifth (45th) day after Employee’s receipt of this Agreement, for this Agreement to be effective. Employee understands that for a period of seven (7) days following the signing of this Agreement Employee may revoke Employee’s acceptance of this Agreement by either delivering or mailing a written statement revoking Employee’s acceptance to Company’s personnel office, 4441 Sigma Road, Dallas, Texas, 75244, attention Director of Human Resources, and this Agreement will not become effective. In the event Employee revokes Employee’s acceptance of this Agreement within the seven (7) day revocation period, Company shall have no obligation to provide Employee any consideration under Sections 2 of this Agreement. If not timely revoked, this Agreement shall be effective and enforceable.

11. Exhibit A. Employee acknowledges and agrees that he has received Exhibit A to this Agreement.

12. Miscellaneous.

(a) Employee acknowledges and agrees that none of the Released Parties has given Employee any financial planning, tax or similar advice with regard to the consideration set forth in Section 2 of this Agreement. Employee acknowledges further that the financial, tax and similar effects of Employee’s decisions relating to the consideration set forth in Section 2 of this Agreement will depend on Employee’s particular circumstances, that Employee should obtain advice from Employee’s own financial or tax adviser, and that none of the Released Parties are responsible for, or obligated in any way with respect to, the financial, tax or any other consequences of Employee’s decision to accept the consideration set forth in Section 2 of this Agreement.

(b) If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(c) No other promise, inducement, threat, agreement or understanding of any kind or description whatsoever has been made with or to Employee by any person or entity to cause Employee to sign this Agreement.

(d) Employee understands and agrees that, in the event of breach by Employee of any of the terms and conditions of this Agreement, Company will be entitled to recover all costs and expenses as a result of Employee’s breach, including but not limited to, reasonable attorneys’ fees and costs.

(e) This Agreement is to be governed, interpreted, and enforced in accordance with the laws of Texas. Exclusive venue for any disputes shall be in Dallas County, Texas.

(f) Except as otherwise provided in this Agreement, all prior agreements and understandings, written or oral, between Company and Employee are replaced and superseded and are no longer of any force and effect.

(g) No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(h) The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly and unconditionally assume and agree to perform this Agreement.

(i) No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(j) This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument. A photocopy or facsimile signature of a party hereto has the same force and effect as an original signature of such party.

(k) Employee has read this Agreement and fully understands all of its terms and what they mean. Employee enters into and signs this Agreement knowingly and voluntarily, without duress or coercion of any kind whatsoever and with the intent of being bound by this Agreement.

August 29, 2008	/s/ Joseph E. Andrulis
Date	Joseph E. Andrulis

RF Monolithics, Inc.

August 29, 2008	By:	/s/ David M. Kirk
Date	Name:	David M. Kirk
	Position:	President and CEO